Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES AGREEMENT WITH POS-MINERALS TO UTILIZE $36 MILLION IN RESERVE ACCOUNT TO FUND MT. HOPE PROJECT

LAKEWOOD, COLORADO — January 21, 2014, General Moly, Inc. (the “Company” or “General Moly”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration, and mining company, announced an agreement with POS-Minerals Corporation, which owns a 20% interest in the Mt. Hope Project, to use restricted cash of up to $36 million held in a reserve account for the benefit of the Mt Hope Project. The Company, through its wholly owned subsidiary, Nevada Moly, LLC and POS-Minerals, as the members of Eureka Moly, LLC (“EMLLC”), will use the restricted cash to fund the Mt. Hope Project’s financial requirements until exhausted or the Company’s full financing for construction of the Mt. Hope Mine is achieved. Any remaining balance of restricted cash at the time of financing will be returned to the Company.

In December 2012, the Company and POS-Minerals, as the members of EMLLC, agreed to hold, as restricted cash, $36 million due to the Company, of the approximately $100 million received from POS-Minerals’ December 2012 capital contributions. These funds were to be held in a reserve account until the Company arranged full project financing for its 80% share of Mt. Hope Project construction cost, or until the EMLLC management committee agreed to release the funds.

The jointly developed revised long-term budget to maintain the Mt. Hope Project in its permitted, construction ready status will be entirely funded by the reserve account, until at least through 2020, covering anticipated operating expenses, and committed equipment purchase obligations unless the Company’s full financing is obtained.

Bruce D. Hansen, Chief Executive Officer, said, “This agreement, combined with the recently announced $8.5 million private placement financing that closed in December 2014, provides the Company with a significantly improved both project and corporate liquidity profile as we bridge to a project financing for Mt. Hope, while at the same time minimizing the dilution to our shareholders. We want to thank POS-Minerals for their continued financial support and partnership.”

Mr. Hansen continued, “We remain confident in the progress being made toward full Mt. Hope Project financing. Negotiations on investment agreement terms, sponsorship requirements, and indicative loan terms associated with a $700 to $750 million debt and equity package, are continuing to advance. We have strong interest from multiple private Chinese industrial companies and a large Chinese bank in advancing the fully permitted, construction-ready project.”

Mr. Hansen concluded, “We are pleased with recent advancements in our financing efforts, and the use of reserve account restricted cash to provide the funding necessary to maintain our permits at the Mt. Hope site and other care and maintenance needs. Access to the reserve account substantially enhances the Company’s ability to support the Mt. Hope Project and manage market uncertainty while preserving the ability to rapidly restart construction activities when full financing for Mt. Hope is achieved.”

The reserve account held by EMLLC will initially fund a reimbursement of contributions made by the members during the 4th quarter of 2014, inclusive of $0.7 million to POS-Minerals and $2.7 million to General Moly. Combined with cash already on hand, and the proceeds from the December 2014 private placement financing, the Company has augmented its unrestricted cash balance, used for funding non-Mt. Hope related spending, to over $15 million as of mid-January 2015.

With the agreement, the members of the EMLLC also agreed to a fixed date for POS-Minerals contractual right to receive a $36 million return on previous capital contribution to the Project, as a result of Commercial Production, as defined by the EMLLC Agreement, being delayed beyond December 31, 2011.  Under the new agreement, the members fixed a date of December 31, 2020, subject to the members’ ability to further extend payment, for EMLLC to return $36 million of POS-Minerals’ previous capital contributions to EMLLC. Previously, the EMLLC Agreement provided that the return of capital contribution was tied to achievement of Commercial Production at the Mt. Hope Project. The Company is obligated to fund the return of capital contribution when paid or alternatively to permit a corresponding dilution of its membership interest, as permitted by the EMLLC Agreement currently estimated in the range of 4% to 5% of the joint venture.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits.  Combined with the Company’s second project, the Liberty Project, a molybdenum and copper property also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world.  For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain  required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including appeal of the Record of Decision and appeal of water permits and estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.